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                                                                 EXHIBIT 10.5.1



                  CO-EXCLUSIVE LICENSE AGREEMENT (CASE #1641)

                                    Between

                    President and Fellows of Harvard College

                                      And

                                 NanoSys, Inc.


               Effective as of October 4, 2001 ("Effective Date")
                             Re: Harvard Case #1641


      In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

1.1 ACADEMIC RESEARCH PURPOSES: use of PATENT RIGHTS solely for academic non-commercial research or other not-for-profit scholarly purposes, which use is undertaken at a non-profit or governmental institution. ACADEMIC RESEARCH PURPOSES does not include selling products covered by PATENT RIGHTS or using PATENT RIGHTS in researching, developing, producing or manufacturing products for sale, or performance of services for a fee or other financial consideration. It is understood that using the PATENT RIGHTS to conduct normal research activities at non-profit or governmental institution is within the defined term of ACADEMIC RESEARCH PURPOSES.

1.2 AFFILIATE: any entity which controls, is controlled by, or is under common control with a party. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls at least fifty percent (50%) of the shares entitled to vote in the election of directors (or in the case of an entity that is not a corporation, for the election of the corresponding managing authority). Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.3   FIELD: All fields of use.

1.4 HARVARD: President and Fellows of Harvard College, a nonprofit Massachusetts educational corporation having offices at the Office for Technology and Trademark


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     Licensing, Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge,
     Massachusetts 02138.

1.5 LICENSED PROCESSES: methods, processes or procedures covered by at least one VALID CLAIM included within the PATENT RIGHTS.

1.6 LICENSED PRODUCTS: products covered by at least one VALID CLAIM included within the PATENT RIGHTS or products made in accordance with LICENSED PROCESSES.

1.7 LICENSEE: Nanosys, Inc., a corporation organized under the laws of Delaware having its principal offices at CW Group East, 1041 Third Avenue, New York, New York 10021.

1.8 NET SALES: the amounts actually received for sales, leases, or other dispositions of LICENSED PRODUCTS to non-AFFILIATE third parties, less:

     (a) customary [*** Redacted] actually allowed and taken;

     (b) amounts [*** Redacted] by reason of [*** Redacted];

     (c) to the extent separately stated on purchase orders, invoices, or other documents of sale: (i) [*** Redacted] levied on the production, sale, transportation, delivery, importation, exportation or use of LICENSED PRODUCTS; (ii) charges for [*** Redacted] provided by third parties, including any [*** Redacted] thereon.

     NET SALES also includes the fair market value of any non-cash consideration received for the sale, lease or other disposition of LICENSED PRODUCTS to non-AFFILIATE third parties; provided NET SALES shall not include any [*** Redacted] payments in consideration for the [*** Redacted] to the intellectual property of LICENSEE or third parties, including the [*** Redacted] hereunder, bona fide [*** Redacted] made in good faith and any payments for [*** Redacted].

     In the event that a LICENSED PRODUCT is sold or leased as a combination product containing the LICENSED PRODUCT and one or more other components, NET SALES shall be calculated by multiplying the gross amount invoiced for the sale of the combination product by the fraction [*** Redacted] where A is the [*** Redacted] price of the LICENSED PRODUCT sold separately by LICENSEE, and B is the [*** Redacted] of such other components of the combination products sold separately by LICENSEE during the relevant royalty payment period. In the event a substantial number of such separate sales were not made during the relevant royalty period, then NET SALES shall be reasonably allocated by LICENSEE between such LICENSED PRODUCT and such other components of the combination based on their relative importance or value; provided that such LICENSED PRODUCT and such other components shall not be considered a "combination product" unless such LICENSED PRODUCT and such other components or offered for sale or marketed by LICENSEE separately as well as together.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                                                               2

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1.9  PATENT RIGHTS: PATENT RIGHTS shall include (i) the applications and patents as listed in Appendix A of this Agreement, (ii) any foreign counterparts to such patents and patent applications, (iii) the inventions described and claimed in the foregoing; (iv) any divisions, continuations, substitutions of the foregoing, and (v) specific claims of any continuations-in-part of the foregoing to the extent the specific claims are directed to subject matter described in the foregoing in a manner sufficient to support such specific claims under 35 U.S.C. and to the extent Licensable by HARVARD,
     (vi) all patents issuing on any of the foregoing, and (vii) registrations, renewals, reissues, reexaminations, extensions or patents of addition of any kind with respect to any of such patents. For purposes of this Agreement "Licensable" shall mean those claims of continuations-in- part filed after the Effective Date for which HARVARD has sole ownership (or has been granted the sole right to license by a co-owner) and where there are no obligations to grant licenses to a third party as the result of research support provided to one or more of the inventors.

1.10 SERVICE INCOME: the financial consideration actually received for the utilization of LICENSED PRODUCTS or LICENSED PROCESSES by LICENSEE which is contracted for by a non-AFFILIATE third party, less the deductions stated in Sections 1.8(a), (b) and (c); provided, however, that such amounts shall only be included in SERVICE INCOME if LICENSEE does not [*** Redacted] with respect to the PATENT RIGHTS licensed in this Agreement on the NET SALE of such LICENSED PRODUCTS or the NET SALE of LICENSED PRODUCTS made in accordance with such use of the LICENSED PROCESSES. SERVICE INCOME shall specifically exclude any [*** Redacted] payments in consideration for the [*** Redacted] of the LICENSEE of third parties, including the [*** Redacted] made in good faith and any [*** Redacted]

     In the event that any service contemplated hereunder includes any services other than the utilization of [*** Redacted] or [*** Redacted] LICENSEE shall in good faith determine the portion of the payments received for such service that are intended as consideration for the utilization of [*** Redacted] or [*** Redacted] by LICENSEE, and such portion shall be used to determine the SERVICE INCOME for such service. In such event, LICENSEE shall promptly deliver to HARVARD a written report detailing such calculation, together with a copy of the applicable provisions of the agreements related to such service. All such reports and provisions of agreements shall be deemed Confidential Information of LICENSEE subject to
     Section 11.1. In the event that HARVARD disagrees with the determination made by LICENSEE of SERVICE INCOME for such service, HARVARD shall so notify LICENSEE in writing, and a representative of LICENSEE and a representative of HARVARD shall meet in order to discuss and resolve such disagreement. If such disagreement cannot be resolved within sixty (60) days, such disagreement shall be subject to resolution in accordance with paragraph 11.10.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


                                                                               3
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1.11      SUBLICENSE INCOME: the amount paid to LICENSEE by a third party (other than an AFFILIATE of LICENSEE) for the granting of a sublicense under
          Section 3.1, including but not limited to (i) [*** Redacted], (ii)
          [*** Redacted], (iii) [*** Redacted] and (iv) the [*** Redacted] in case of any non-cash consideration for such sublicense, but specifically excluding any [*** Redacted] payments in consideration for the [*** Redacted], [*** Redacted] and any [*** Redacted]. It is understood and agreed that sublicense income received by LICENSEE shall be net of withholding taxes.

          If LICENSEE sublicenses [*** Redacted] to a third party and at the same time also grants such third party rights to [*** Redacted] or then all compensation received from the third party for such rights shall be combined and [*** Redacted] that would constitute SUBLICENSE INCOME under Section 1.13 and shall promptly deliver to HARVARD a written report detailing such calculation, together with a copy of the applicable provisions of the agreements with the third party. All such reports and provisions of agreements shall be deemed Confidential Information of LICENSEE subject to Section 11.1. In the event that HARVARD disagrees with the determination made by LICENSEE of SUBLICENSE INCOME, HARVARD shall so notify LICENSEE in writing, and a representative of LICENSEE and a representative of HARVARD shall meet in order to discuss and resolve such disagreement. If such disagreement cannot be resolved within sixty (60) days, such disagreement shall be subject to resolution in accordance with Section 11.10.

1.12      TERRITORY: Worldwide.

1.13 VALID CLAIM: either (i) a claim of an issued patent that has not expired or been held unenforceable or invalid by an agency or a court of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal, or (ii) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or re-filing and that has been pending for less than five (5) years from its priority date, and is being actively prosecuted in good faith.

1.14 The terms "Public Law 96-517" and "Public Law 98-620" include all amendments to those statutes.

1.15 The terms "sold" and "sell" include, without limitation, leases and other dispositions and similar transactions.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


                                                                             -4-
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1.16      RELATED LICENSE AGREEMENTS: Other patent license agreements between
          LICENSEE and HARVARD licensing patent rights known internally at HARVARD as Case #1852, #1765, #1923, #1924, #1678, #1641, #1489,
          #1382, #1243, #1137, #1816, #1685 and #1935 to LICENSEE.

1.17 R&D SPENDING, MINIMUM INVESTMENT: shall have the meanings as set forth in Section 4.5.

1.18 DEVELOPMENT PAYMENTS: DEVELOPMENT PAYMENTS shall mean (a) any payments, in consideration for, or to support, research and/or development efforts by LICENSEE and (b) any reimbursement of expenses including without limitation patent expenses.

                                   ARTICLE II
                                    RECITALS

2.1 HARVARD is owner (or HARVARD will be owner) by assignment from Charles Lieber, Thomas Rueckes, Ernesto Joselevich, and Kevin Kim of their entire right, title and interest in the PCT application (PCT/US00/18138) filed 7/2/00 (claiming priority to US Provisional Application 60/142,216, filed 7/1/99 in the foreign and US patent applications corresponding thereto, and in the inventions described and claimed therein.

2.2       HARVARD has the authority to issue licenses under PATENT RIGHTS.

2.3 HARVARD is committed to the policy that ideas or creative works produced at HARVARD should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

2.4 LICENSEE intends to use commercially reasonable efforts to develop the invention(s), and to bring to market at least one product falling within the definition of LICENSED PRODUCT or otherwise embodying the subject matter described or claimed in the patents rights licensed under such agreements.

2.5 LICENSEE is desirous of obtaining a co-exclusive license in the TERRITORY in order to practice the above-referenced invention covered by PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and HARVARD is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

                                  ARTICLE III
                                GRANT OF RIGHTS

3.1 HARVARD hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a co-exclusive license (with Nantero, Inc. and except as set forth in Sections 3.2(a) and 3.2(b)) under PATENT RIGHTS in the TERRITORY and in the FIELD (i) to make and have made, to use and have used, to sell and have sold, to offer for


                                                                               5
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        sale, import, export, or otherwise distribute the LICENSED PRODUCTS,
        (ii) to practice the LICENSED PROCESSES, and (iii) to otherwise fully exploit the PATENT RIGHTS, and (iv) to have the foregoing performed on behalf of LICENSEE by a third party, in each case for the life of the PATENT RIGHTS. The foregoing license under PATENT RIGHTS shall include the right to grant sublicenses only in accordance with Section 3.2(b)(iii). LICENSEE shall promptly provide copies of any sublicenses of PATENT RIGHTS to HARVARD for its review. Unless HARVARD has rendered the license under PATENT RIGHTS non-exclusive under Section 4.3(d), HARVARD agrees that it will not grant licenses under PATENT RIGHTS to others, nor make, use, sell, offer for sale, import or otherwise exploit PATENT RIGHTS itself except to Nantero Inc. and as required by HARVARD's obligations in Section 3.2(a) or as permitted in
        Section 3.2(b)

3.2 The granting and exercise of this license is subject to the following conditions:

        (a) HARVARD's "Statement of Policy in Regard to Inventions, Patents and Copyrights," dated August 10, 1998, Public Law 96-517 and Public Law 98-620, and HARVARD's obligations under prior or current agreements with other sponsors of research and, with regard to continuations-in-part contained in the PATENT RIGHTS, any future agreements with other sponsors of research related to such continuations-in-part. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification to the extent required to conform to the provisions of those statutes.

        (b) This co-exclusive license shall mean that LICENSEE shall have the exclusive rights to PATENT RIGHTS except as provided in 3.2(a) and as provided below.

             (i) HARVARD reserves the right to make and use, and grant to other non-profit or governmental institutions non-exclusive licenses to make and use, in each case solely for ACADEMIC RESEARCH PURPOSES the subject matter described and claimed in PATENT RIGHTS. HARVARD shall promptly notify LICENSEE of any rights granted to any third party (other than the U.S. government) under Sections 3.2(a) and (b).

             (ii) LICENSEE expressly recognizes that Nantero, Inc. ("NANTERO") currently has the right to obtain a co-exclusive license under PATENT RIGHTS. In the event that NANTERO's rights should expire or terminate for any reason, HARVARD shall immediately notify LICENSEE, and LICENSEE shall have the right to convert its license to PATENT RIGHTS hereunder to an exclusive (subject to Sections 3.2(a) and 3.2(b)(i)) and fully sublicensable license upon the payment of [*** Redacted]($[*** Redacted]) to HARVARD.

             (iii) Neither LICENSEE nor NANTERO may grant sublicenses under
                   PATENT RIGHTS unless (x) such entity can demonstrate to HARVARD that it has added significant value to the PATENT RIGHTS to be sublicensed, and that its sublicense of PATENT RIGHTS accompanies a substantial and essentially simultaneous license of such added value in the form of LICENSEE-owned intellectual property, or (y) such entity is granting an authorized sublicense under other patent rights licensed exclusively from HARVARD which are


*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

          dominated by PATENT RIGHTS, and its sublicense of PATENT RIGHTS is therefore necessary to permit the sublicensee to practice such other HARVARD patent rights, or (z) such entity obtains the approval of HARVARD and the other co-exclusive licensee of PATENT RIGHTS. Notwithstanding the foregoing, the restrictions on sublicensing set forth in this Section 3.2(b)(iii) shall not apply to LICENSEE, and LICENSEE shall have the full unrestricted right to grant sublicenses, in the event LICENSEE's license to PATENT RIGHTS is converted to an exclusive license under Section 3.2(b)(ii).

(c) LICENSEE shall use commercially reasonable efforts to effect introduction into the commercial market at least one product falling within the definition of LICENSED PRODUCT or otherwise embodying the subject matter described or claimed in PATENT RIGHTS, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall use commercially reasonable efforts to endeavor to keep any such product reasonably available to the public so long as it shall be a sound and reasonable commercial practice to do so.

(d) At any time after five (5) years from the effective date of this Agreement, HARVARD may render the license non-exclusive if LICENSEE has not:

     (i) used commercially reasonable efforts to put the licensed subject matter into commercial use in one or more of the countries hereby licensed, directly or through a sublicense; nor

     (ii) used commercially reasonable efforts to keep products falling within the definition of LICENSED PRODUCT or otherwise embodying the subject matter described or claimed in PATENT RIGHTS reasonably available to the public so long as it shall be a sound and reasonable commercial practice to do so; nor

     (iii) engaged in research, development, manufacturing, marketing or sublicensing activity that is commercially reasonably appropriate to achieving Section 3.2(d)(i) or 3.2(d)(ii).

     LICENSEE shall be deemed to have satisfied Section 3.2(d)(iii), and HARVARD shall not render the license of PATENT RIGHTS granted hereunder non-exclusive, if LICENSEE's R&D SPENDING exceeds the MINIMUM INVESTMENT for such year as set forth in Section 4.5.

(e) In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee use commercially reasonable efforts to put the subject matter of the sublicense into commercial use, provided that such sublicensee is authorized to develop and sell to the public a new product covered by PATENT RIGHTS on its own behalf. LICENSEE shall further provide that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except for

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         the rate of royalty on NET SALES paid by such sublicensee to the
         LICENSEE. Copies of all sublicense agreements hereunder shall be provided promptly to HARVARD. All sublicense agreements of LICENSEE provided to HARVARD shall deemed Confidential Information of LICENSEE subject to Section 11.1.

     (f) At any time eight (8) years after the effective date of this Agreement, if LICENSEE is unable or unwilling to grant sublicenses, either as suggested by HARVARD or by a potential sublicensee or otherwise, then HARVARD may directly license such potential sublicensee, but only if:
         (i) LICENSEE is not currently pursuing development of LICENSED PRODUCTS for the same application as contemplated by the potential sublicensee, or LICENSEE commits to do so within a two-year period, (ii) the granting of such a license by HARVARD to the potential sublicensee will increase the availability of useful products to the public, (iii) the granting of such license by HARVARD will not materially adversely affect LICENSEE's then current business or reasonably foreseeable future business (e.g., such license is not intended for an application competitive with LICENSEE) and (iv) HARVARD notifies LICENSEE of its intention to grant such license and permits LICENSEE a reasonable period to negotiate a sublicense on its own.

     (g) To the extent required by law, until this license is rendered non-exclusive in the United States under Section 3.2 (d), LICENSEE shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States.

3.3 All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.

3.4 HARVARD shall promptly notify LICENSEE when any new patent or patent application arises from (i) research conducted in the laboratory of Dr. Lieber or Dr. Park, or (ii) improvements made by HARVARD under the direction of Dr. Lieber or Dr. Park on the subject matter described in PATENT RIGHTS. If LICENSEE so requests and the intellectual property is available for licensing, HARVARD will evaluate in good faith LICENSEE's proposal along with proposals received from any third parties. Any decision to grant a license to LICENSEE shall be subject to approval by HARVARD's Committee on Patents and Copyrights. In the event LICENSEE and HARVARD cannot agree on terms for a license to any new intellectual property which is dominated by PATENT RIGHTS, HARVARD shall not offer any third party terms more favorable than the terms offered to LICENSEE.

                                   ARTICLE IV
                                   ROYALTIES

4.1 LICENSEE shall pay to HARVARD a non-refundable license royalty fee in the sum of [*** Redacted] $[*** Redacted] upon execution of this Agreement.


*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.2 As consideration for the rights granted hereunder, LICENSEE shall pay to HARVARD a non-refundable fee in the form of stock of LICENSEE as follows:

          (i) LICENSEE shall issue to HARVARD [*** Redacted] fully vested shares, at a price per share of $0.001 per share and an aggregate value of $[*** Redacted] of LICENSEE's common stock which represent [*** Redacted] percent ([*** Redacted]%) of the reserved shares for founders (total 3.2 million shares) shown on the capitalization table of LICENSEE attached as Appendix B ("Shares") upon execution of this Agreement, provided, however, that HARVARD shall be subject to and enter into (1) appropriate agreements and related documents as required of other stockholders of LICENSEE, including without limitation a Common Stock Purchase Agreement, and (2) a Voting Agreement by and among the LICENSEE, HARVARD and certain other holders of common stock of LICENSEE dated as of even date hereof.

          (ii) HARVARD's ownership rights to Shares shall not be affected should the license pursuant to this Agreement be terminated by LICENSEE or HARVARD.

4.3 (a) LICENSEE shall pay to HARVARD during the term of this Agreement a royalty on NET SALES by LICENSEE according to the following schedule:

          (i) [*** Redacted]% of NET SALES by LICENSEE in [*** Redacted] applications;

          (ii) [*** Redacted]% of NET SALES by LICENSEE in [*** Redacted] applications; or

          (iii) [*** Redacted]% of NET SALES by LICENSEE in [*** Redacted] applications.

    In the event, any NET SALES by LICENSEE reasonably falls within more than one of categories (i) to (iii) above, LICENSEE shall pay to HARVARD the lowest applicable royalty set forth in such categories.

    (b) For each LICENSED PRODUCT sold by LICENSEE, LICENSEE may credit up to [*** Redacted] of royalties that LICENSEE is paying to third parties (or HARVARD under agreements not included within section 4.3(c)) on LICENSEE's sales of that LICENSED PRODUCT, provided that the royalty paid to HARVARD shall not be reduced below [*** Redacted] percent
        ([*** Redacted]%) of the NET SALES of that LICENSED PRODUCT for which such third party royalties are being paid.

    (c) In the event that sales of a LICENSED PRODUCT are subject to the payment of royalties under one or more of the RELATED LICENSE AGREEMENTS or any license agreements with HARVARD with the same effective date as this Agreement, then the total royalty payment due HARVARD under all such agreements including this Agreement shall be at most the royalty payment due under this Section 4.3 on such

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     NET SALE, no matter how many license agreements from HARVARD are involved, and notwithstanding the terms of any such agreement. LICENSEE shall notify HARVARD of the identity of each license agreement that includes patent rights covering the product or process, and HARVARD shall distribute the royalties evenly among such agreements, including this Agreement.

(d) LICENSEE shall pay HARVARD [*** Redacted] percent ([*** Redacted]%) of SUBLICENSE INCOME received by LICENSEE for a sublicense of PATENT RIGHTS. If compensation for such a sublicense of PATENT RIGHTS is bundled with compensation received for the sublicensing of the other HARVARD patents rights or other HARVARD intellectual property, licensed to LICENSEE under the RELATED LICENSE AGREEMENTS or any agreements with HARVARD having the same effective date as this Agreement, then LICENSEE shall pay HARVARD at most the royalty payment due under this Section 4.3(d) for such SUBLICENSE INCOME no matter how many license agreements from HARVARD are involved, and notwithstanding the terms of any such license agreements. In such a case, LICENSEE shall notify HARVARD of the identity of each license agreement involved and HARVARD shall distribute the royalties equally among those license agreements, including this Agreement.

(e) For provision of services under PATENT RIGHTS, LICENSEE shall pay a royalty of [*** Redacted] percent ([*** Redacted]%) of SERVICE INCOME received by LICENSEE from each and every third party ("Third Party") to whom LICENSEE provides such services. In the event any services from which SERVICE INCOME is derived are subject to the payment of royalties under the RELATED LICENSE AGREEMENTS or any agreement with HARVARD having the same effective date as this Agreement, then the total royalty due under all such agreements, including this Agreement, shall be at most the royalty payment due under this Section 4.3 on such services, no matter how many license agreements from HARVARD are involved, and notwithstanding the terms of any such license agreements. In such event, LICENSEE shall notify HARVARD of the identity of each license agreement involved and HARVARD shall distribute the royalties equally among those license agreements, including this Agreement.

(f) If the license pursuant to this Agreement is converted to a non-exclusive one under Section 3.2(d) and if another non-exclusive license to any of PATENT RIGHTS is granted or otherwise exists for any field or territory, then the royalty rate of this Agreement shall be adjusted so as not to exceed the royalty rate payable by such other non-exclusive licensee under such PATENT RIGHTS in such field or territory, provided that LICENSEE agrees to amend this Agreement to include terms requested by HARVARD that have been accepted by such other non-exclusive licensee.

(g) On sales between LICENSEE and its AFFILIATES for resale, the royalty shall be paid on the NET SALES of the AFFILIATE.

(h) In the event that more than one VALID CLAIM within PATENT RIGHTS is applicable to any LICENSED PRODUCT subject to royalties under this Section 4.3, then only one royalty shall be paid to HARVARD in respect of such LICENSED PRODUCT. In no

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     event shall more than one royalty be due to HARVARD with respect to any LICENSED PRODUCT unit; nor shall a royalty be payable under this Section
     4.3 with respect to sales of LICENSED PRODUCTS for clinical trials or as samples nor the use of LICENSED PRODUCTS or LICENSED PROCESSES by LICENSEE for such purposes, in each case whether or not in collaboration with a third party.

4.4 No later than January 1 of each calendar year after the effective date of this Agreement, LICENSEE shall pay to HARVARD the following non-refundable license maintenance royalty and/or advance on royalties. Such payments may be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any) nor against royalties due for any subsequent calendar year.

          January 1, 2002               [*** Redacted]
          January 1, 2003               [*** Redacted]
          January 1, 2004               [*** Redacted]
          January 1, 2005               [*** Redacted]
          January 1, 2006               [*** Redacted]
          January 1, 2007               [*** Redacted]
          each year thereafter          [*** Redacted]

4.5 Notwithstanding Section 4.4, the minimum royalty set forth in Section 4.4 for the years 2002, 2003, and 2004 will be waived if LICENSEE's spending on research and development (LICENSEE's "R&D SPENDING") exceeds the amount set forth below for each category for such year (such amounts below, the "MINIMUM INVESTMENT").

                              CHEMICAL AND
                            BIOLOGICAL SENSOR      OPTOELECTRONICS         NANOELECTRONICS
                               APPLICATIONS          APPLICATIONS            APPLICATIONS
     Year 2002:             [*** Redacted]         [*** Redacted]          [*** Redacted]
     Year 2003:             [*** Redacted]         [*** Redacted]          [*** Redacted]
     Year 2004:             [*** Redacted]         [*** Redacted]          [*** Redacted]
     Year 2005              [*** Redacted]         [*** Redacted]          [*** Redacted]
     Year 2006              [*** Redacted]         [*** Redacted]          [*** Redacted]
     Each Year Thereafter   [*** Redacted]         [*** Redacted]          [*** Redacted]

     LICENSEE's MINIMUM INVESTMENT may be allocated by LICENSEE in any way within the three categories set forth above among the different subject matter of the RELATED LICENSE AGREEMENTS.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                   ARTICLE V
                                   REPORTING

5.1 Within six (6) months of the Effective Date, LICENSEE will provide to HARVARD a written research and development plan acceptable to LICENSEE's investors under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan will include projections of sales and proposed marketing efforts. It is understood that LICENSEE may provide one research and development plan for all RELATED LICENSE AGREEMENTS.

5.2 No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to HARVARD a written annual Progress Report describing progress on the commercialization of PATENT RIGHTS during the most recent twelve (12) month period ending June 30, the amount of LICENSEE's R&D SPENDING relating to the subject matter described or claimed in PATENT RIGHTS during such time, and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Section 5.1, LICENSEE shall explain the reasons for the difference and, if appropriate or necessary, provide a modified research and development plan for HARVARD's review. It is understood that LICENSEE may provide one Progress Report covering all RELATED LICENSE AGREEMENTS.

5.3 LICENSEE shall report to HARVARD the date of its first NET SALE of a LICENSED PRODUCT (or the date of its first use of a LICENSED PROCESS from which SERVICE INCOME is derived) in each country within thirty (30) days of occurrence. It is understood that LICENSEE shall be obligated to report the date of first sale of LICENSED PRODUCTS (or the first commercial use of LICENSED PROCESSES) under this Section 5.3 only once for each country.

5.4 (a) LICENSEE shall submit to HARVARD within sixty (60) days after each calendar half year ending June 30 or December 31, a Royalty Report setting forth, for the most recent half year that ended on June 30 or December 31, at least the following information:

        (i) the number and identification of LICENSED PRODUCTS sold by LICENSEE that constitute a NET SALE, in each country;

        (ii)  total amounts received for such LICENSED PRODUCTS;

        (iii) an accounting for all LICENSED PROCESSES used or sold;

        (iv)  deductions applicable to determine the NET SALES thereof;

        (v)   the amount of SUBLICENSE INCOME received by LICENSEE;

          (vi)      the amount of SERVICE INCOME received by LICENSEE; and

          (vii) the amount of royalty due for such reporting period, or, if no royalties are due to HARVARD for such reporting period, the statement that no royalties are due.

          Such report shall be certified as correct by an officer of LICENSEE and shall include a listing of all deductions from royalties. It is understood that LICENSEE may submit one Royalty Report covering all RELATED LICENSE AGREEMENTS. However, the Royalty Report shall, for each type of income, provide a detailed listing of the RELATED LICENSE AGREEMENTS that are involved.

     (b) LICENSEE shall pay to HARVARD with each such Royalty Report the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which PATENT RIGHTS are utilized for each category of LICENSED PRODUCTS and/or LICENSED PROCESSES for which royalties are separately reported in the Royalty Report.

     (c) All payments due hereunder shall be deemed received when funds are credited to HARVARD's bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments. If legal restrictions block the removal of local currency from any country where a LICENSED PRODUCT is sold, the royalties payable under this Agreement on NET SALES, SERVICE INCOME and SUBLICENSING INCOME earned in such currency in such country shall continue to be reported and accrued, but will not be paid until such currency may be removed from such country.

     (d) All plans or reports received under Sections 5.1, 5.2, 5.3, 5.4 shall deemed Confidential Information of LICENSEE subject to Section 11.1; provided, however, that HARVARD may disclose such information as required by law under Section 11.1(b), and may include in its usual reports the annual amounts of royalties paid.

     (e) Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, or $250, whichever is greater.

5.5 In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, LICENSEE shall notify HARVARD in writing within thirty (30) days of such event.

5.6 If LICENSEE or any of its sublicensees does not qualify as a "small entity" as provided by the United States Patent and Trademark Office, LICENSEE must notify HARVARD immediately.

                                   ARTICLE VI
                                 RECORD KEEPING

6.1 LICENSEE shall keep accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this Agreement, sufficient to determine the amount of royalties due to HARVARD hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination, upon HARVARD's reasonable request, not more than once in any twelve (12) month period and upon at least twenty (20) days prior notice, by an independent accountant under a duty of confidentiality, selected by HARVARD and reasonably acceptable to LICENSEE, for the sole purpose of verifying reports and payments under Section 5.4. In conducting examinations pursuant to this Section, HARVARD's accountant shall have access to records materially relevant to the calculation of royalties under Article IV.

6.2 HARVARD's accountant shall only disclose to HARVARD whether the reports and payments of royalties hereunder are accurate, and the amount of the underreporting or underpayment of royalties by LICENSEE, if any.

6.3 Such examination of HARVARD's accountant shall be at HARVARD's expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the reasonable out-of-pocket cost of such examination as well as any additional sum that would have been payable to HARVARD had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one-half percent (1.5%) per month.


                                  ARTICLE VII
               DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1 Within 30 days of the closing of LICENSEE's sale of Series A Preferred Stock to venture capital investors, but not later than 60 days after the Effective Date, LICENSEE shall reimburse HARVARD for [*** Redacted] percent ([*** Redacted]%) of all reasonable out-of-pocket expenses HARVARD has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS, including for counseling with regard to such preparation, filing, prosecution and maintenance. [*** Redacted] percent of such expenses total $[*** Redacted] as of the most recent invoice paid by HARVARD. Thereafter, LICENSEE shall reimburse HARVARD for [*** Redacted] percent ([*** Redacted]%) of all such future expenses upon receipt of quarterly invoices from HARVARD. Should this license be converted to an exclusive one, LICENSEE shall then reimburse all such expenses. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1.5%) per month.

     HARVARD shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     HARVARD will instruct counsel to directly notify HARVARD and LICENSEE and provide them copies of any communications to and from the United States and foreign patent offices relating to said prosecution, and drafts of all communications to the various patent offices, and will instruct counsel to consider any comments on such drafts, so that LICENSEE will be informed and apprised of the continuing prosecution of patent applications in PATENT RIGHTS. LICENSEE (as well as NANTERO) shall have reasonable opportunity to participate in decision making on key decisions affecting filing, prosecution and maintenance of patents and patent applications in PATENT RIGHTS.

7.2 HARVARD and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of HARVARD to execute such papers and instruments so as to enable HARVARD to apply for, to prosecute and to maintain patent applications and patents in HARVARD's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. In particular, LICENSEE must immediately notify HARVARD if LICENSEE does not qualify as a "small entity" as provided by the United States Patent and Trademark Office.

7.3 LICENSEE may elect to surrender its rights to any patent or patent application within PATENT RIGHTS in any country upon sixty (60) days written notice to HARVARD. Such notice shall not relieve LICENSEE from responsibility to reimburse HARVARD for expenses under Section 7.1 relating to the filing, prosecution or maintenance of such patent or patent application incurred prior to the receipt of the written notice by HARVARD (or a longer period if specified in LICENSEE'S notice).

                                  ARTICLE VIII
                                  INFRINGEMENT

8.1 With respect to any PATENT RIGHTS that have not been rendered non-exclusive under Section 4.3(d), LICENSEE shall have the right to enforce in its own name and at its own expense any patents within such PATENT RIGHTS. HARVARD agrees to notify LICENSEE promptly of each infringement of such patents of which HARVARD is or becomes aware.

8.2 LICENSEE acknowledges that the other co-exclusive licensee of PATENT RIGHTS shall have rights identical to LICENSEE to prosecute infringers and that both co-exclusive licensees shall be bound by the identical terms of this
     Section 8.2. In any prosecution instituted by LICENSEE, LICENSEE must notify the other co-exclusive licensee of the existence of such legal action and allow the other co-exclusive licensee to join as a plaintiff. In addition, in the event the other co-exclusive licensee instigates and infringement prosecution, LICENSEE hereby consents to being joined as a plaintiff in such suit solely for the purpose of procuring standing to bring the action and at the sole expenses of the instigating party. To the extent that LICENSEE desires to participate in any strategic decisions affecting the prosecution of an action brought by the other co-exclusive licensee, LICENSEE acknowledges and it and the other co-exclusive licensee will necessarily have to reach a mutual agreement concerning litigation expenses and strategy. In no event shall HARVARD incur any liability or expense in connection with any action brought by LICENSEE or the other co-exclusive licensee, joint or otherwise. During any such litigation, HARVARD will agree to not license any defendant or accused infringer of the PATENT RIGHTS in the litigation, without LICENSEE's prior written consent.

8.3 (a) If LICENSEE elects to commence an action as described above, HARVARD may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether HARVARD elects to join as a party, HARVARD shall cooperate fully with LICENSEE in connection with any such action, including making available relevant personnel, information, records, papers, samples, specimens and other similar materials for the purposes of such action as reasonably requested by LICENSEE through the Office of Technology and Trademark Licensing at HARVARD.

     (b) If HARVARD elects to join as a party pursuant to Subsection (a), HARVARD shall jointly control the action with LICENSEE.

     (c) LICENSEE shall reimburse HARVARD for any out-of-pocket costs HARVARD reasonably incurs, including reasonable attorneys' fees, as part of an action brought by LICENSEE under Section 8.1, whether or not HARVARD becomes a co-plaintiff.

8.4 If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to HARVARD with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE's expenses and costs of such action, including reasonable attorneys' fees and reimbursement of amounts under Section 8.3(c) above; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to HARVARD with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE's expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to HARVARD from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.5 Neither LICENSEE nor the other co-exclusive licensee may enter into a settlement, consent judgment or other voluntary final disposition of any suit under Article 8 (except for Section 8.10) without the prior written consent of HARVARD, which consent shall not be unreasonably withheld.

8.6 Recoveries or reimbursements from actions commenced by LICENSEE pursuant to this Article shall first be applied to reimburse LICENSEE and HARVARD for litigation costs not paid from royalties and then to reimburse HARVARD for royalties deducted by Licensee pursuant to Section 8.4. Any remaining recoveries or reimbursements shall be shared as follows: 80% to LICENSEE and 20% to HARVARD. In the event both co-
      exclusive licensees undertake the suit, the provisions of this Section will be modified to take into account each licensee's expenses and lost profits/revenues. Such modification shall be negotiated by the parties and the other co-exclusive licensee in good faith.

8.7 If LICENSEE elects not to exercise its right to enforce the PATENT RIGHTS against any infringement pursuant to this Article, HARVARD may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with HARVARD in connection with any such action.

8.8 Without limiting the generality of Section 8.7, HARVARD may, at its election and by notice to LICENSEE, establish a time limit of ninety (90) days for LICENSEE to decide whether to enforce the PATENT RIGHTS against any infringement of which HARVARD is or becomes aware. If, by the end of such ninety (90) day period, LICENSEE has not commenced such an action or taken reasonable efforts to settle such infringement, HARVARD may enforce the PATENT RIGHTS against such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. Notwithstanding sections 8.7 and 8.8, HARVARD shall not bring any action alleging the infringement of PATENT RIGHTS against any sublicensee of LICENSEE under PATENT RIGHTS, without the consent of LICENSEE.

8.9 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, if both parties agree, HARVARD may take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with HARVARD in connection with any such action.

8.10 If LICENSEE or any sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of PATENT RIGHTS, with respect to the manufacture, use, distribution or sale of LICENSED PRODUCT or practice or use of a LICENSED PROCESS, LICENSEE will promptly notify HARVARD. As between the parties to this Agreement, LICENSEE will be entitled to control the defense in any such action(s) and withhold up to one-half (1/2) of the amount otherwise payable to HARVARD hereunder to pay for defense costs, attorneys fees and any liability incurred in such infringement suit(s). If Licensee is required to pay a royalty or other amount to a third party as a result of a final judgment or settlement, the amounts payable to HARVARD hereunder will be reduced as provided in Section 4.3 above.


                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

9.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

9.2   HARVARD may terminate this agreement as follows:

      (a) If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.4(e)) within forty-five (45) days after date of notice in writing of such non-payment by

         HARVARD. If LICENSEE disputes the amount of such non-payment in writing within such forty-five (45) day period, HARVARD shall not have the right to terminate this Agreement until it has been determined in an arbitration proceeding under Section 11.10 below that LICENSEE has failed to pay amounts owed hereunder, and thereafter Licensee does not cure such failure within sixty (60) days after such determination. This
         Section 9.2(a) shall not, however, suspend any obligation of LICENSEE to compensate HARVARD for any undisputed amounts, as provided for under any term of this Agreement, during the pendency of the foregoing arbitration and cure period.

     (b) If LICENSEE defaults in its obligations under Sections 11.2(c) and 11.2(d) to procure and maintain insurance, and fails to cure such breach within sixty (60) days after notice in writing of such breach by HARVARD.

     (c) If LICENSEE shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, provided that such bankruptcy petition is not dismissed within sixty (60) days after its filing. Such termination shall be effective immediately upon HARVARD giving written notice to LICENSEE.

     (d) If LICENSEE is convicted of a felony within the United States relating to the manufacture, use, or sale of LICENSED PRODUCTS.

     (e) Except as provided in Subsections (a), (b), (c), (d) above, if LICENSEE materially breaches any obligations under this Agreement and the breach has not been cured within ninety (90) days after the date of notice in writing of such breach by HARVARD. If LICENSEE disputes in writing that it has materially breached this Agreement within such ninety (90) day period, HARVARD shall not have the right to terminate this Agreement until it has been determined in an arbitration proceeding under Section
         11.10 below that LICENSEE has materially breached this Agreement, and thereafter Licensee does not cure such breach within sixty (60) days after such determination. This Section 9.2(e) shall not, however, suspend any obligation of LICENSEE to compensate HARVARD for any undisputed amounts, as provided for under any term of this Agreement, during the pendency of the foregoing arbitration and cure period.

9.3 All sublicenses granted by LICENSEE under this Agreement in compliance with the terms and conditions hereof shall survive the termination of this Agreement upon the request of the party to whom such sublicense is granted, provided that such party agrees in writing that (i) it will pay all royalties or other amounts that otherwise would have been due thereafter under such sublicense directly to HARVARD rather than LICENSEE, and (ii) HARVARD shall not be held liable for the breach or the performance of any obligations stated in such sublicense unless such obligations have been expressly assumed in writing by HARVARD.

9.4 LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to HARVARD. Upon termination, LICENSEE shall promptly submit a Royalty Report to HARVARD for the final reporting period and any royalty payments incurred during such reporting period, and any unreimbursed patent expenses under Section 7 that have been invoiced by HARVARD, shall become immediately payable with such Royalty Report.

9.5 Articles I, VI, IX, X and XI (except for Section 11.7) of this Agreement shall survive termination. Article VIII shall survive with respect to any infringement of third parties and/or any lawsuits filed by or against LICENSEE, prior to the termination of this Agreement. In the event this Agreement is terminated for any reason, LICENSEE may, within six months after the effective date of such termination, sell or otherwise dispose of all LICENSED PRODUCTS that LICENSEE may have on hand on the effective date of such termination, and fulfill any contracts requiring the use of LICENSED PRODUCTS and/or LICENSED PROCESSES that LICENSEE may have entered into prior to the date of such termination, subject to LICENSEE's payment of amounts due to HARVARD under Section 4.3 of this Agreement.

9.6 In the event that after termination of this Agreement, HARVARD licenses PATENT RIGHTS to another licensee, HARVARD shall use commercially reasonable efforts to require such other licensee to pay the costs of the preparation, filing, prosecution and maintenance of PATENT RIGHTS. HARVARD shall reimburse LICENSEE for any costs so paid by such other licensee to the extent LICENSEE paid for such costs under Section 7.1.


                                   ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

10.1 Except for the rights, if any, of the Government of the United States, HARVARD represents and warrants that:

     (a) HARVARD is the owner of the entire right, title and interest in and to the PATENT RIGHTS as they exist on the Effective Date;

     (b) HARVARD has the right and authority to enter into this Agreement and grant the rights and licenses set forth herein, including without limitation under PATENT RIGHTS;

     (c) HARVARD has not previously granted, and will not grant in the future, any rights in the PATENT RIGHTS that are inconsistent with the rights and licenses granted to LICENSEE herein;

     (d) To the best knowledge of HARVARD without having made an investigation, as of the Effective Date, practice of inventions within the PATENT RIGHTS does not infringe any patent rights, trade secrets or other proprietary rights of any third party,

          (e) To the best knowledge of HARVARD, as of the Effective Date, HARVARD does not own any rights in any other patent application, the claims of which would dominate the claims of a patent or patent application within the PATENT RIGHTS, or any practice of PATENT RIGHTS. IF HARVARD owns, now or thereafter, any such rights in such patents or patent applications on which Dr. Lieber is an inventor, HARVARD will negotiate in good faith to the extent it has the legal right to do so with LICENSEE to grant LICENSEE rights to the extent sufficient to practice PATENT RIGHTS.

          (f) To the best knowledge of HARVARD, all prior and current agreements between HARVARD and other sponsors of research under which HARVARD has obligations relating to PATENT RIGHTS are listed on Appendix C.

     10.2 Except as set forth in this Agreement, HARVARD does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

     10.3 EXCEPT FOR THE WARRANTIES STATED IN THIS AGREEMENT, HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY HARVARD, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.


                                   ARTICLE XI
                                    GENERAL

     11.1 (a) The parties may, from time to time, in connection with this Agreement disclose to each Confidential Information. Any Confidential Information shall be in writing and marked "confidential" and disclosed only to the Office of Technology and Trademark Licensing. As used in this Agreement, "Confidential Information" of a party shall mean (i) any information disclosed in writing by such party to the other party, which is marked by such party with the legend "CONFIDENTIAL" or other similar legend sufficient to identify the information as its confidential information, (ii) any information disclosed orally by such party to the other party which is identified as confidential at the time of disclosure and is confirmed as confidential in writing within thirty (30) days after such time of disclosure, or (iii) any information deemed "Confidential Information under the terms of this Agreement. With respect to categories (i) and (ii) above, "Confidential Information" shall not include any information that is: (1) already known to the receiving party at the time of disclosure hereunder, or (2) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (3) is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or (4) is independently developed by the receiving party without use of the Confidential Information of the disclosing party.

     (b) Each party shall maintain in confidence, and shall not use for any purpose or disclose to any third party, the Confidential Information of the other party. Notwithstanding the foregoing, the receiving party may use or disclose the Confidential Information of the disclosing party (i) to the extent necessary to exercise its rights or fulfill its obligations and/or duties under this Agreement, and (ii) to comply with applicable law or governmental regulations or court order, provided that the receiving party will give reasonable advance notice to the disclosing party, and will use its reasonable efforts to minimize the disclosure of Confidential Information and to secure confidential treatment of any Confidential Information disclosed.

     (c) The terms of this Agreement shall be deemed "Confidential Information" of both parties. In addition to the permissible disclosures set forth in subsection (b) above, LICENSEE may disclose such terms in confidence to its financial and legal advisors, consultants, potential or actual investors, potential or actual merger or acquisition partners, and others on a need-to-know basis.

11.2 (a) LICENSEE shall indemnify, defend and hold harmless HARVARD and its current or former and future directors, governing board members, trustees, officers, faculty and employees (collectively, the "INDEMNITEES"), from and against any lawsuit or cause or action against the INDEMNITEES brought by a third party (collectively, "Claims"), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right of license granted under this Agreement, except to the extent such Claims arise out of or otherwise relate to the gross negligence or intentional misconduct of any INDEMNITEES; and further provided that (i) LICENSEE receives prompt notice of any such Claims; (ii) LICENSEE is given the exclusive right to control the defense and settlement of such Claims; and (iii) LICENSEE shall not be obligated to indemnify any INDEMNITEE in connection with any settlement for any Claim unless LICENSEE consents in writing to such settlement.

     (b) LICENSEE shall, at its own expense, defend against any actions brought or filed against any INDEMNITEE hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     (c) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a SUBLICENSEE, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sold cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[*** Redacted] per incident and $[*** Redacted] annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as HARVARD shall require, naming the Indemnitees as



*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

          additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[*** Redacted] annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

     (d) LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, HARVARD shall have the right to terminate this Agreement in accordance with Section 9.2(c).

     (e) LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE; and (ii) a reasonable period after the period referred to in Subsection (e)(i) above which in no event shall be less than fifteen (15) years.

11.3 Nothing in this Agreement shall be construed as conferring any right to use HARVARD's name or insignia, or any adaptation of them, or the name of any of HARVARD's inventors in any advertising, promotional or sales literature without the prior written approval of HARVARD, or the inventor in the case of the use of the name of an inventor.

11.4 Except as stated in this Section 11.4, without the prior written approval of HARVARD in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person whether voluntarily or involuntarily, by operation of law or otherwise. LICENSEE may transfer or assign this Agreement and all rights hereunder, upon notice to HARVARD but without its consent, to any entity that succeeds to all or substantially all of the business of LICENSEE to which this Agreement pertains, whether by merger, operation of law, purchase or sale of all or substantially all of LICENSEE's stock or assets or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon the respective successors, legal representatives and assignees of HARVARD and LICENSEE.

11.5 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

11.6 LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data



*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold HARVARD harmless in the event of any legal action of any nature occasioned by such violation with respect to LICENSED PRODUCTS.

11.7 LICENSEE agrees: (i) to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES; and (ii) to mark LICENSED PRODUCTS with the numbers of the applicable patents within PATENT RIGHTS, to the extent required by law. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect, and HARVARD shall cooperate fully with LICENSEE in connection with any such registration or recordation.

11.8 Any notices to be given hereunder shall be sufficient if signed by the party (or party's attorney) giving same and either: (i) delivered in person; (ii) mailed certified mail return receipt requested; or (iii) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

     If to LICENSEE:
        c/o CW Group East
        1041 Third Avenue
        New York, New York 10021
        Attn: Lawrence A. Bock
        Fax: 212/644-0354

     cc:   Wilson, Sonsini, Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, California 94304
           Attn: Michael J. O'Donnell, Esq.
           Fax: 650/493-6811

     If to HARVARD:
           Office for Technology and Trademark Licensing
           Harvard University
           Holyoke Center, Suite 727
           1350 Massachusetts Avenue
           Cambridge, MA 02138
           Fax: (617)495-9568

      By such notice either party may change their address for future notices.

      Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

11.9 Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

11.10 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this Section, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Boston, Massachusetts. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

11.11 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

11.12 Nothing in this Agreement shall be deemed to require LICENSEE to exploit the PATENT RIGHTS, except to the extent expressly set forth in this Agreement, and nothing in this Agreement shall be deemed to prevent LICENSEE from commercializing products similar to or competitive with a LICENSED PRODUCT.

11.13 The relationship between HARVARD and LICENSEE established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between HARVARD and LICENSEE. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.14 In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

11.15 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF LIKELIHOOD OF SAME.

11.16 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


         PRESIDENT AND FELLOWS                                         COMPANY
          OF HARVARD COLLEGE

           /s/ Joyce Brinton                                     /s/ Lawrence A. Bock
---------------------------------------------       ---------------------------------------------
         Joyce Brinton, Director                                       Signature
Office for Technology and Trademark Licensing

                                                                   Lawrence A. Bock
                                                    ---------------------------------------------
                                                                         Name


                  10/2/01                                          President and CEO
---------------------------------------------       ---------------------------------------------
                   Date                                                  Title

                                                                        10/3/01
                                                    ---------------------------------------------
                                                                          Date

                                   APPENDIX A


The following comprise PATENT RIGHTS:

US Provisional Application. 60/142,216, filed 7/1/99 which has been converted to a PCT application, PCT/USOO/18138, filed 7/2/00, designating the US, Australia, Canada, Japan and the EPO. Harvard Case 1641

                                   APPENDIX B

NANOSYS, INC. CAPITALIZATION TABLE - CONFIDENTIAL

FOUNDERS' STOCK (Common Stock Capitalization Before Series A Preferred Stock Financing)

                             % of Founders Stock       # of Shares of Common Stock     Amount Invested

Charles Lieber                11.0%                             550,000                       $550
Hongkun Park #                 9.0%                             450,000                       $450
Michael Evans @                2.0%                             100,000                       $100
CW Group *                    12.0%                             600,000                       $600
Other advisor (tbd)             2%                              100,000                       $100
Reserve                       64.0%                           3,200,000                     $3,200

Total Common Shares          100.0%                           5,000,000                     $5,000



PROPOSED SERIES A PREFERRED
STOCK

Investors as a group                                5,000,000-6,666,667           $1,500-2,000,000
Total Series A Preferred Shares                     5,000,000-6,666,667           $1,500-2,000,000


#  Founders stock will vest monthly over a five year period
@  Evans shares will be fully vested
*  Shares will be issued in the form of an option

                                   APPENDIX C

CASE       LEAD INVENTOR    REPORT               TITLE                        AGENCY                GRANT NUMBERS
                             DATE
1641       Charles Lieber   6/9/99       Molecular Wire, Arrays      Office of Naval Research    N 00014-99-1-0495
                                         and the Methods of the
                                         Manufacture